Exhibit 99.1 news release

Ovintiv Names Meg A. Gentle to Board of Directors

DENVER, November 19, 2020 – Ovintiv Inc. (NYSE: OVV) (TSX: OVV) today announced that Meg A. Gentle has been named as an independent member of its board of directors, effective December 16, 2020.

Gentle, 46, currently serves as the president and chief executive officer of Tellurian, Inc. and as a member of its board of directors. Before joining Tellurian in 2016, she served as CFO and executive vice president of marketing for Cheniere Energy. Gentle graduated from James Madison University and holds an MBA from Rice University.

Fred J. Fowler, 75, Ovintiv director since 2010, will not seek re-election at the Company’s 2021 annual meeting and will retire from the board at that time.

“I’m very pleased that Meg is joining our board. Her skills and experiences will complement the strengths of our other board members,” said Ovintiv Chairman Peter Dea. “We are thankful for Fred’s wisdom and commitment to our Company over the past 10 years.”

Since early 2019, including Gentle, the Company has added three new directors, appointed a new independent board chairman and refreshed its committee memberships, including three new committee chairs.

About Ovintiv Inc.

Ovintiv is one of the largest producers of oil, condensate and natural gas in North America. The Company is committed to preserving its financial strength, maximizing profitability through disciplined capital investments and operational efficiencies and returning capital to shareholders. A talented team, in combination with a culture of innovation and efficiency, fuels Ovintiv’s economic performance, increases shareholder value and strengthens its commitment to sustainability in the communities where its employees live and work.

Further information on Ovintiv Inc. is available on the Company’s website, www.ovintiv.com, or by contacting:

Investor contact: (888) 525-0304	Media contact: (281) 210-5253

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